EXHIBIT 99.1

PASSUR®
AEROSPACE

KNOW NOW™

Executive Offices
One Landmark Square
Suite 1900
Stamford, CT 06901
203.622.4086: tel
203.629.2970: fax

Research & Production
35-1 Orville Drive
Bohemia, NY 11716
631.589.6800: tel
631.589.6858: fax

FOR IMMEDIATE RELEASE

Contact:	Media:	Investor Relations:
	Ron Dunsky	Louis J. Petrucelly
	SVP Marketing and New Business Development	SVP & Chief Financial Officer
	(203) 989-9197	(203) 622-4086
	rondunsky@passur.com	lpetrucelly@passur.com

PASSUR® AEROSPACE ANNOUNCES 12% REVENUE INCREASE AND RESULTS FOR THE THIRD QUARTER ENDED JULY 31, 2018

Stamford, CT, September 21, 2018 — PASSUR® Aerospace, Inc. (OTC: PSSR), a global leader in digital operational excellence, announced revenues of $3,716,000 for the three months ended July 31, 2018, compared with $3,332,000 for the same period in fiscal year 2017, an increase of $384,000, or 12%. For the nine months ended July 31, 2018, revenues totaled $10,731,000, compared with $10,371,000 for the same period in fiscal year 2017, an increase of $360,000, or 3%.

"We are seeing positive results from our recent investments, which justify their continuance," said Jim Barry, President and CEO. "Global airlines, airports, and service providers need digital operational solutions that help deliver greater value to their customers. PASSUR's objective is to deliver unique comprehensive solutions from our proven suite of cloud-based products and operational consulting."

Our total revenues for the three months ended July 31, 2018 increased, as compared to the same period in 2017, primarily due to an increase in subscription revenue of $267,000 and consulting revenue of $117,000. Our total revenues for the nine months ended July 31, 2018 increased, as compared to the same period in 2017, primarily due to an increase in subscription revenue of $158,000 and consulting revenue of $206,000. The increase in subscription revenue, for the three and nine months ended July 31, 2018, was primarily due to new contracts closed during fiscal year 2018 and net incremental revenue recognized during the periods in fiscal 2018 related to new contracts closed during fiscal year 2017.

We strive to be continuously profitable, but, to provide long term value to our customers and shareholders, we must continue to invest in our future. To optimize our long term objectives, we are working to scale our business to meet anticipated future demand for our offerings. We have already entered into agreements and partnerships with several major companies and are working to implement others. These future partnerships, if successful, could expand our product offerings, increase our potential customer base, particularly in the international market, and provide additional resources to fuel our growth. The cost and timing of our increased investments in operational excellence have enabled the Company to build the capability to more quickly scale to accommodate future global customer demand, but these investments, and others, increased costs of revenue and caused a reduction in gross profit margins.

For the three months ended July 31, 2018, the Company incurred a net loss of $2,677,000, or $0.35 per diluted share, compared with a net loss of $598,000, or $0.08 per diluted share for the same period in fiscal year 2017. For the nine months ended July 31, 2018, the Company incurred a net loss of $4,868,000, or $0.63 per diluted share, compared with a net loss of $720,000, or $0.09 per diluted share for the same period in fiscal year 2017. Contributing to the operating losses for both the three and nine months ended July 31, 2018, were non-cash charges aggregating approximately $1,476,000, associated with an increase in the reserve for slow moving PASSUR Network parts and supplies as well as write-offs certain Network systems, and software.

Below are some business highlights during the quarter:

•
Signed a contract with an additional international airline. A fast-growing overseas airline contracted with PASSUR to help identify and implement the improvements needed to successfully execute the airline's strategic growth plan, leveraging the expertise of PASSUR's Business Intelligence and Solution Architect teams.

•
Signed a contract with DLA Piper LLP, as part of its engagement with the Port Authority of New York & New Jersey, to be its sole industry advisor in connection with an investigation conducted and delivered by former U.S. Department of Transportation Secretary and Senior Policy Advisor at DLA Piper Ray LaHood into the events at JFK Airport during and following the winter storm of Thursday, January 4, 2018.

•
Deployed PASSUR Regional Diversion Manager (PASSUR RDM™), the first product of its kind, with Dallas/Fort Worth International Airport (DFW), 21 surrounding regional airports, and airline stakeholders. RDM utilizes PASSUR's extensive network of airlines, airports, as well as other key aviation stakeholders to minimize the impact of major weather events and resulting diversions.

•	Signed a contract with another major airport to purchase PASSUR RDM in September, 2018.

About PASSUR® Aerospace, Inc.

PASSUR Aerospace (OTC: PSSR) a global leader in digital operational excellence, provides predictive analytics and decision support technology for the aviation industry, primarily to improve the operational performance and cash flow of airlines and the airports where they operate. PASSUR Aerospace's information solutions are used at the five largest North American airlines, by more than 60 airport customers and used at the top 30 North American airports, by over one hundred business aviation customers, and by the U.S. government. PASSUR owns and operates the largest commercial passive radar network in the world that provides aircraft position updates every 1 to 4.6 seconds, powering a proprietary database that is accessible in real-time and delivers timely and accurate information and solutions via PASSUR's industry leading algorithms and business logic included in its products. PASSUR, Airwayz, NextGen2 and NextGen3 are trademarks or registered trademarks of PASSUR Aerospace, Inc. in the U.S. All other companies and product names of those companies contained herein may be trademarks of their respective holders.

Visit PASSUR Aerospace's website at www.passur.com for updated products, solutions, and news.

PASSUR Aerospace, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS

	July 31, 2018	October 31, 2017
	(unaudited)
Assets
Current assets:
Cash	$32,414	$275,146
Accounts receivable, net	1,977,155	1,359,447
Prepaid expenses and other current assets	262,702	251,689
Total current assets	2,272,271	1,886,282

PASSUR Network, net	5,020,404	6,004,367
Capitalized software development costs, net	8,235,312	8,893,414
Property and equipment, net	651,745	852,147
Other assets	150,894	169,635
Total assets	$16,330,626	$17,805,845

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$938,437	$984,369
Accrued expenses and other current liabilities	1,339,875	1,273,170
Deferred revenue, current portion	3,726,066	2,824,885
Total current liabilities	6,004,378	5,082,424

Deferred revenue, long term portion	392,549	470,831
Notes payable - related party	5,725,000	3,800,000
Other Liabilities	116,394	-
Total liabilities	12,238,321	9,353,255

Commitment and contingencies

Total stockholders' equity	4,092,305	8,452,590
Total liabilities and stockholders' equity	$16,330,626	$17,805,845

PASSUR Aerospace, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2018	2017	2018	2017

Revenues	$3,715,767	$3,331,898	$10,731,096	$10,371,235

Cost of expenses:
Cost of revenues	3,908,281	1,508,510	8,173,702	4,757,598
Research and development expenses	151,185	186,352	455,014	600,205
Selling, general, and administrative expenses	2,254,846	2,107,303	6,751,959	5,814,285
	6,314,312	3,802,165	15,380,675	11,172,088

Loss from operations	$(2,598,545)	$(470,267)	$(4,649,579)	$(800,853)

Interest expense - related party	78,300	41,400	214,100	122,850
Other Loss	-	-	4,506	5,221
Loss before income taxes	(2,676,845)	(511,667)	(4,868,185)	(928,924)
Provision/(benefit) for income taxes	-	86,500	-	(208,890)
Net loss	$(2,676,845)	$(598,167)	$(4,868,185)	$(720,034)

Net loss per common share - basic	$(0.35)	$(0.08)	$(0.63)	$(0.09)
Net loss per common share - diluted	$(0.35)	$(0.08)	$(0.63)	$(0.09)

Weighted average number of common shares outstanding - basic	7,696,091	7,696,091	7,696,091	7,693,069
Weighted average number of common shares outstanding - diluted	7,696,091	7,696,091	7,696,091	7,693,069

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